EMPLOYMENT AGREEMENT FOR JASON C. LAI

This Employment Agreement (the "Agreement") is made as of April 16, 1997, by and between Immecor Corporation, a California corporation, located at 100-105 Professional Center Drive, Rohnert Park, California 94928, hereinafter referred to as "Immecor" or the "Employer", and Jason C. Lai, whose address is 5625 Mireille Drive, San Hose, California 95118, hereinafter referred to as "Lai" or the "Employee".

In consideration of the mutual promises made herein, Immecor and Lai agree as follows:

                          ARTICLE 1. TERM OF EMPLOYMENT

Section 1.01. Specified Term. The Immecor hereby employs Lai and Lai hereby accepts employment with Immecor for a period of one (1) year, beginning on April 16, 1997.

Section 1.02. Earlier Termination. This Agreement may be terminated earlier only as hereinafter provided.

ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE.

Section 2.01. Title and Description of Duties. Lai shall serve as Vice President of Sales and Marketing of Immecor Corporation. In that capacity, Lai shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of that position. Lai shall ay all times be subject to the direction of the President, and to the policies established by the Board of Directors of Immecor. The duties of Lai may be modified from time to time by the mutual consent of Immecor and Lai without resulting in a rescission of this Agreement. The mutual written consent of Immecor and Lai shall constitute execution of that modification.

Section 2.02.     Trade Secrets.
         (a) The parties acknowledge and agree that during the terms of this Agreement and in the course of the discharge of his duties hereunder, Lai shall have access to and become acquainted with information concerning the operation of Immecor, including without limitation, financial, personnel, sales, planning, and other information that is owned by Immecor and regularly used in the operation of Immecor's business and that this information constitutes Immecor's trade secrets.
         (b) Lai agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, except as is required in the course of his employment with Immecor.
         (c) Lai further agrees that all files, records, documents, equipment, and similar items relating to Immecor's business, whether prepared by lai or others, are and shall remain exclusively the property of Immecor and that they shall be removed from the premises of Immecor only with the express prior consent of Immecor.
         (d) However, in the event that Immecor breaches any of its agreements or contracts with Lai, including any of the provisions of this Agreement, Lai's obligations under this Section shall terminate and he shall not be restricted in his use or disclosure of any information or knowledge that Immecor may consider or claim to be a trade secret.

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                       ARTICLE 3. OBLIGATIONS OF EMPLOYER.

Section  3.01.  General   Description.   Immecor  shall  provide  Lai  with  the
compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this Agreement.

Section 3.02. Office and Staff. Immecor shall provide Lai with office equipment, supplies, and other facilities and services suitable to Lai's position and adequate for the performance of his duties.

Section 3.03. Indemnification of Losses of Employee. Immecor shall indemnify Lai for all losses sustained by Lai in direct consequence of the performance or discharge of his duties on Immecor's behalf.

                       ARTICLE 4. OBLIGATIONS OF EMPLOYER.

Section 4.01. Initial Bonus. Upon execution of this Agreement, Immecor shall pay to Lai the sum of Three Thousand Dollars ($3,000.00) as a signing bonus which shall be paid in addition to all other compensation described in this Agreement.

Section 4.02. Annual Salary. As compensation for the services to be rendered by Lai hereunder, Immecor shall pay Lai an annual base salary in the amount of One Hundred Thousand Dollars ($100,000.00). Such salary shall be payable in equal semi-monthly installments of Four Thousand One Hundred Sixty-six Dollars ($4,166.67) on the fifteenth (15th) and final days of each month during the period of employment, prorated for any partial employment period.

Section 4.03. Salary Continuation during Disability. If Lai becomes physically disabled so that he is unable to perform the duties prescribed herein, Immecor agrees to pay Lai fifty percent (50%) of Lai's annual salary, payable in the same manner as provided for the payment of salary herein, for the remainder of the employment term provided herein.

Section 4.04. Tax Withholding. Immecor shall have the right to deduct or withhold from the compensation due to Lai hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                           ARTICLE 4. EMPLOYEE BONUS.

Section 5.01.     Cash Bonus Based on Sales.
         (a) In any month in which the total gross sales of Immecor, as defined below, exceed Two Hundred Fifty Thousand Dollars ($250,000.00) but are less than Three Hundred Fifty Thousand Dollars ($350,000.00), Lai shall receive a cash bonus equal to one-half percent (0.5%) of total gross sales.
         (b) In any month in which the total gross sales of Immecor, as defined below, exceed Three Hundred Fifty Thousand Dollars ($350,000.00) but are less than Four Hundred Fifty Thousand Dollars ($450,000.000), Lai shall receive a cash bonus equal to one percent (1.0%) of total gross sales.

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(b) In any month in which the total gross sales of  Immecor,  as defined  below, exceed Three Hundred Fifty Thousand Dollars ($350,000.00) but are less than Four Hundred Fifty Thousand Dollars ($450,000.000), Lai shall receive a cash bonus equal to one percent (1.0%) of total gross sales.
         (c) In any month in which the total gross sales of Immecor, as defined below, exceed Four Hundred Fifty Thousand Dollars ($450,000.00), Lai shall receive a cash bonus equal to one and one half percent (1.5%) of total gross sales.

Section 5.02. Payment of Cash Bonus. This bonus shall be earned based on sales made each month by Immecor and shall be paid to Lai within fifteen (15) days after full payment has been received by Immecor for sales to which the bonus applies, and shall be in addition to any other compensation to which he is entitled hereunder.

Section 5.03. Determination of Gross Sales. For the purposes of this Article, the total gross sales of Immecor shall be determined on a calendar monthly basis, and shall include for each month all sales booked by Immecor in the calendar month on a regular and consistent basis, without setoff and whether or not actual payment has been received for such sales. For the purpose of this bonus, each calendar month shall be treated as a separate month, and the bonus determined for any one calendar month shall not be affected by the determination of any bonus payable in any other month.

                          ARTICLE 6. EMPLOYEE BENEFITS.

Section 6.01. Annual Vacation. Lai shall be entitled to three weeks vacation time each year with full pay. Lai may be absent from his employment for vacation at such times as Immecor and Lai shall mutually agree from time to time. If Lai is unable for any reason to take the total amount of authorized vacation time during any year, at Lai's election he may either accrue that time and add it to vacation time for any following year or he may receive a cash payment in an amount equal to the amount of annual salary attributable to that unused vacation.

Section 6.02. Illness. Lai shall be entitled to fifteen (15) days per year as sick leave with full pay. Sick leave may be accumulated without limit as to the number of days, but any unused sick leave shall not be paid to Lai upon termination of employment.

Section 6.03. Group Life Insurance. Immecor agrees to include Lai under Immecor's group term life insurance coverage in an amount commensurate with the coverage provided to other employees in Lai's annual salary range if Lai is medically acceptable as determined by the insurance carrier.

Section 6.04. Group Medical Insurance. Immecor agrees to include Lai under Immecor's group medical insurance coverage.

Section 6.05. Other Benefits. Immecor agrees to provide to Lai the same or substantially similar employee benefits that are from time to time provided to the other employees of Immecor.


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                          ARTICLE 7. BUSINESS EXPENSES

Section 7.01. Business Expense. Immecor shall promptly reimburse Lai for all reasonable business expenses incurred by Lai in promoting the business of Immecor, including expenditures for entertainment, gifts, and travel upon approval by Immecor.

Section 7.02. No Repayment by Employee of Disallowed Business Expenses. In the event that any expenses paid for Lai or any reimbursement of expenses paid to Lai shall, on audit or other examination of Immecor's income tax returns, be determined not to be allowable deductions from Immecor's gross income, Lai shall not be required to repay to Immecor any amount of such disallowed expenses provided they have been approved by Immecor.

                      ARTICLE 8. TERMINATION OF EMPLOYMENT

Section 8.01. Termination by Employer Only For Cause. Immecor shall have the right to terminate this Agreement for cause only if Lai (i) wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or (ii) commits acts of fraud, gross misrepresentations, or other acts of moral turpitude which prevent the performance of his duties hereunder.

Section 8.02. Termination by Employee. Lai may terminate this Agreement and all of his obligations hereunder at any time upon written notice to Immecor.

Section 8.03. Termination Upon Death of Employee. This Agreement shall be terminated upon the death of Lai.

Section 8.04. Effect of Merger, Transfer of Assets, or Dissolution. This Agreement shall not be terminated by any voluntary or involuntary dissolution of Immecor resulting from either a merger or consolidation in which Immecor is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Immecor.

Section 8.05. Effect on Compensation. In the event that this Agreement is terminated prior to the completion of the term of employment specified herein, Lai shall be entitled to the compensation earned by and vested in him prior to the date of termination as provided for in this Agreement, computed pro rate up to and including that date.

                ARTICLE 9. COVENANT NOT TO COMPETE ON TERMINATION

Section 9.01. Covenant Not To Compete. Except as provided in Section 9.04 , upon the expiration of the term of this Agreement, or upon termination of this Agreement for cause by Immecor and for one (1) year after such termination, Lai agrees not to sell any products (which at the time of termination are then being marketed by Immecor) to the following three customers of Immecor: KLA Instruments, Advanced Fibre Communications, and Compumotor.

Section 9.021. Deferred Compensation For Covenant. As compensation for this covenant, un-
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less  Lai is  terminated  for  cause,  Immecor  shall  pay to Lai the sum of One
Hundred Thousand Dollars ($100,000.00), payable in monthly installments of Eight Thousand Three Hundred Thirty-three and 33/100 Dollars ($8,333,33) on the first day of each month after termination of employment.

Section 9.03. Breach Of This Article by Either Party. In the event that Lai breaches the covenant under this Article, or Immecor fails to make any payment of deferred compensation under this Article, then the sole remedy of either party for such breach shall be the complete release of any further obligations of both parties under this Article. That is, if Lai breaches the covenant hereunder, Immecor's sole remedy shall be to cease making additional installment payments of deferred compensation (but Immecor shall not be entitled to any reimbursement of such payments made prior to the breach); and if Immecor breaches the agreement to make deferred compensation payments, then Lai's sole remedy shall be his complete release from the covenant and his release from any restrictions under Section 2.02 above.

Section 9.04. Voluntary Termination. In the event that Lai voluntarily terminates this Agreement, without cause, prior to the end of the initial employment term, then Lai agrees that the Covenant Not to Compete under Section
9.01 above shall apply but only until the end of the initial employment term under Section 1.01 above and only with respect to the following three customers of Immecor: KLA Instruments, Advanced Fibre Communications, and Compumotor. In that event, Immecor shall not be obligated to pay any deferred compensation to Lai under Section 9.02 above and except to the three above named companies, Lai shall be released from any restrictions under Section 2.02 above.

                         ARTICLE 10. GENERAL PROVISIONS

Section 10.01. Notices. Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change this address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of two (2) days after the date of mailing.

Section 10.02. Attorneys' Fees and Costs. If any proceedings or legal action is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to actual attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

Section 10.03. Modifications. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Section 10.04. Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or

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power  at any one time or times be  deemed a waiver  or  relinquishment  of that right or power for all or any other times.

Section 10.05. Partial Invalidity. If any provision in this Agreement is held by a court or competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 10.06. Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any action brought with respect to this Agreement or for any other purposes hereunder shall be Santa Clara County.

Section 10.07. Sums Due Deceased Employee. If Lai dies prior to the expiration of the term of his employment, any sums that may be due to him from Immecor under this Agreement as of the date of death shall be paid to Lai's executors, administrators, heirs, personal representatives, successors, and assigns.

EMPLOYER

Immecor Corporation
         a California corporation
100-105 Professional Center Drive,
Rohnert Park, California 94928

/s/
By: Heinot H. Hintereder, President


EMPLOYEE
/s/
Jason C. Lai















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